Exhibit (c)(54)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS September 17, 2018 Project Bronco |

Confidential – Preliminary Draft SUMMARY OF CITI CONSTRUCT FOR BRIDGING THE AM COMMITTEE “GAP” AMGP has offered an exchange ratio of 1.775x, including $3.00 in cash – AR has signaled that this is acceptable AM Committee is holding out for an all-in 1.850x exchange ratio AMGP offered AM unaffiliated public unitholders $0.415/unit special dividend in cash which helps to bridge the bid/ask gap, however AM has held firm at a 1.850x exchange ratio Warburg has hired Citigroup to see if they can develop a solution to break the AM/AMGP impasse Citi called Baird to suggest that the “value gap” between AR and AM LPs is 4.5 million shares based on the difference between a 1.775x exchange rate plus the $0.415/unit special distribution and the 1.850x exchange rate which AM LP Committee wants (we will discuss the correct gap in the following pages) Citi is proposing that all four parties to the negotiations split the 4.5 million share gap as set forth below: – AR: the number of shares at the 1.775x exchange ratio would be reduced by 1.125 million (<1%). Those shares would be given to AM’s unaffiliated public unitholders. AR would also get a $0.415/unit special dividend ($41.5 million) which would more than offset the current value of the 1.125 million units we are being asked to contribute to AM’s public unitholders AMGP would issue an additional 1.125 million shares to the AM public unitholders. – • Note; this is a cost shared by all of the pro-forma shareholders, not just the existing AMGP holders. An alternative discussed with Citi is to have the existing AMGP holders bear the full cost associated with the 1.125 million shares (we would adjust ratios to achieve this) – – Series B would give up 1.125 million shares and get 17.375 million shares instead of 18.5 million AM public unitholders would get $0.415 per unit in cash (via the special dividend) and an additional 3.375 million units above a 1.775x exchange ratio (which would leave them 1.125 million shares under the 1.850x exchange ratio demand) Page 2 Project Bronco |

Confidential – Preliminary Draft SUMMARY OF CITI CONSTRUCT FOR BRIDGING THE AM COMMITTEE “GAP” …continued Citi is discussing this Construct with TPH and Goldman, and assuming agreement is reached among the Committees, Peter Kagan will present the solution to Paul and Glen and press them to contribute their share to the solution. Baird will review the economics associated with the Citi construct on the following pages Page 3 Project Bronco |

Confidential – Preliminary Draft

CURRENT AM / AMGP BID-ASK GAP

($ and shares in millions)


Consideration to ALL AM Holders, including AM Units Held by AR
Additional Public AM Consideration
AM "All-in" Exchange Ratio
Remaining Bid/Ask Gap
AM Ask
1.607x
0.168x
$3.00/unit cash converted to exchange ratio equivalent based on AMGP 20-day VWAP
1.775x
0.023x
$0.415/unit cash converted to exchange ratio equivalent based on AMGP 20-day VWAP
1.798x
0.052x
Gap in Bid-Ask
1.850x
Equity Component
Cash Component
Total Merger Consideration
Special Dividend to Midstream Public
Exchange Ratio to Midstream Public
AM Ask

(a)	Current all-in exchange ratio to AM	1.798x
(b)	AM desired all-in exchange ratio	1.850x
(c)	Gap in exchange ratio	0.052x
(d)	Number of unaffiliated AM units	88.2
(e)	**Implied share gap (c * d)**	**4.57**
(f)	Current AMGP share price	$17.22
(g)	Total value gap	$78.7

Note, for discussion purposes, we will utilize 4.5 mm shares as the "gap", given recent discussions have centered on this number

Source: Bloomberg market data as of September 14, 2018.

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Confidential – Preliminary Draft PROPOSED “SPLIT THE DIFFERENCE” CONSTRUCT ($ and shares in millions) SHARE IMPACT VS. CURRENT PROPOSAL AR AMGP Series B Sha res "Added" Sha res "Gi ven Up" Total Share Impact - 1.125 - (1.125) (1.125) (1.125) (1.125) - (1.125) Current AMGP Sha re Pri ce $17.22 $17.22 $17.22 Speci a l Di vi dend Incl us i on ($0.415) $41.5 - - vs. "4.5 mm share Value Gap" Implied AM "Give Up" Page 5 Project Bronco | Source: Bloomberg market data as of September 14, 2018. Total Impact$22.1-($19.4) Share Value Impact($19.4)-($19.4) AM 3.375 - 3.375 $17.22 $58.1 previously included $58.1 $77.5 ($19.4)

Confidential – Preliminary Draft REVISED ($ in millions) COMPONENTS OF TOTAL CONSIDERATION Ratio 1.787x 1.798x 0.023x 1.775x Equity Component (1) Cas h Component Total M erger Consideration Specia l Dividend All-in Exchang e Ra tio Revised Total Exchang e Ra tio Construct 0.038x 1.836x 1.798x 0.023x 1.775x Equity Component (1) Cas h Component Total M erger Consideration Specia l Dividend All-in Exchang e Ra tio Revised Total Exchang e Ra tio Source: Bloomberg market data as of September 14, 2018. (1)Based on 20-day AMGP VWAP ended September 14, 2018. Page 6 Project Bronco | 1.607x 3.375 mm share increase 0.168x Impact of “Split” Original Proposal All-In Exchange Ratio AM 1.607x 0.011x share 1.125 mm reduction AR’s inclusion in special dividend 0.168x AR All-In Exchange Impacts of “Split” Construct Original Proposal

Confidential – Preliminary Draft

BAIRD

PRO FORMA IMPACT

($ in millions, unless otherwise noted)

Status Quo | Pro Forma

Dividend per AR-Owned AM Unit

Accretion / (Dilution)			
($0.00)	($0.11)	($0.02)	$0.06
0.0%	(3.8%)	(0.7%)	1.5%


$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Excludes cash received at close
$2.21 $2.21
1.31x 1.18x
$2.85 $2.74
1.16x 1.16x
$3.42 $3.40
1.11x 1.11x
$4.10 $4.16
1.05x 1.05x
2019E
2020E
2021E
2022E

Dividend per Public AM Unit

Accretion / (Dilution)			
$0.07	($0.02)	$0.08	$0.19
3.1%	(0.8%)	2.4%	4.7%


$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Excludes cash received at close
$2.21 $2.28
$2.85 $2.83
$3.42 $3.50
$4.10 $4.29
2019E
2020E
2021E
2022E

Dividend per AMGP Share

Accretion / (Dilution)			
$0.50	$0.38	$0.38	$0.39
55.9%	28.2%	22.1%	17.4%


$3.00
$2.00
$1.00
$0.00
$0.89 $1.38
$1.34 $1.72
$1.74 $2.13
$2.22 $2.61
2019E
2020E
2021E
2022E

Cash Flow to Series B

Accretion / (Dilution)			
($12)	$11	$11	$12
(100%)	55%	44%	37%


$50
$40
$30
$20
$10
$0
Dividend Holiday
$12 $0
$19 $30
$26 $37
$33 $45
2019E
2020E
2021E
2022E

Assumes AMGP purchases 100% of AM public units (188.1 million on a fully diluted basis) with a combination of equity and $3.41 cash per AM LP unit; AMGP issues 304.6 million shares to current AM unitholders (see page 5). Also assumes that AMGP issues 17.375 million shares in exchange for 100% of the Series B units. Further, the 2019 pro forma dividend such that dividends to AR-owned AM units are held flat; and Series B unitholders forgo dividends in 2019.

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Confidential – Preliminary Draft SUMMARY RESPONSE TERMS TO CITI PROPOSAL Conditions for AR Committee Support of the CITI Economics Plan: 1) 4.5 million share gap is subject to AR getting $0.415/unit special cash dividend 2) Economic ratios adjusted to have existing AMGP holders forego the economics on 1.125 million shares 3) Series B agrees to reduce shares by 1.125 million 4) AR pro forma distributions held flat for first four quarters 5) Is AR willing to take more than $3.00 per unit in cash if AM public LPs elect to take all equity in the exchange? Page 8 Project Bronco |

Confidential – Preliminary Draft

BAIRD

DETAILED COMPARISON OF CONSIDERATION ISSUED

($ and shares in millions)

Equity Component

Equity Consideration	AR	AM	Series B	Total Shares	Existing AMGP Shares	Total "AMC" Shares
Pre-"Split" Construct Equity Exchange Ratio [1]	1.607x	1.607x	-			
AM Units Receiving Merger Consideration	99.943 [2]	88.164	-	188.1		
New AMGP Shares Issued	**160.645**	**141.711**	**18.500**	**320.856**	**186.200**	**507.056**
Impact of "Split the Difference" Construct	(1.125)	3.375	(1.125)	1.125	-	1.125
Total Shares Issued	159.520	145.086	17.375	321.981	186.200	508.181
Revised Equity Exchange Ratio	***1.596x***	***1.646x***				

Cash Components

Merger Cash Consideration	AR	AM	Series B	Total Cash
Cash / AM Unit	3.000	3.000	-	
AM Units Receiving Merger Consideration	99.943 [2]	88.164	-	
Merger Consideration Cash	**$299.8**	**$264.5**	**$0.0**	**$564.3**
Cash Consideration Equivalent Exchange Ratio	***0.168x***	***0.168x***		
Special Cash Dividend	**AR**	**AM**	**Series B**	
Special Dividend / AM Unit	$0.415	$0.415	-	
Units Receiving Special Dividend	99.943 [2]	88.164	-	
Total Special Dividend	**$41.5**	**$36.6**	**$0.0**	**$78.1**
Special Dividend Equivalent Exchange Ratio	***0.023x***	***0.023x***		
Total Cash Consideration	$341.3	$301.1	-	$642.4

Total Exchange Ratio

	AR	AM
ALL - IN EXCHANGE RATIO	**1.787x**	**1.836x**

Source: Bloomberg market data as of September 14, 2018.
(1) Based on 20-day AMGP VWAP ended September 14, 2018.
(2) Includes approximately 1.1 mm AM units issued via the LTIP program at AM; assumed to carry same treatment as AR-held units. To be confirmed.

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